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                                                                  EXHIBIT 3.05.2

                           CERTIFICATE OF AMENDMENT

                                    TO THE

                         CERTIFICATE OF INCORPORATION

                                      OF

                               REALSELECT, INC.

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                    Pursuant to Section 242 of the General
                   Corporation Law of the State of Delaware
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          RealSelect, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

     FIRST:  Article THIRD of the Corporation's Certificate of Incorporation is
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hereby amended to read in its entirety as set forth below:

          THIRD: The sole purpose of the Corporation is to engage in the operation of the REALTOR.COM domain site and real property advertising programming for electronic display, and related businesses.

     SECOND:  Article TENTH of the Corporation's Certificate of Incorporation is
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hereby amended to read in its entirety as set forth below:

          TENTH: Approval by 6/7 of the board of Directors of the Corporation shall be required on the following actions:

                    (i) mergers, consolidations, reorganizations, or sales, leases or exchanges of all or substantially all of the asset of the Corporation; and

                    (ii) any change in the business purpose of the Corporation.

     THIRD:  Article ELEVENTH of the Corporation's Certificate of Incorporation
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is hereby amended to read in its entirety as set forth below:

          ELEVENTH:  The affirmative vote of (i) Realtors(R) Information
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          Network, Inc., an Illinois corporation, ("RIN") and (ii) not less than a majority of the outstanding shares (not including the shares held by RIN) entitled to vote on the subject matter, present in person or represented by proxy at a meeting at which a quorum is present, shall be required to approve any of the following actions: mergers or sales, leases or exchanges of all or substantially all of the assets of the Corporation, or the issuance by the Corporation of a number of shares

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          representing ten percent (10%) or more of the issued and outstanding shares of capital stock of the Corporation as of November 26, 1996, or any amendment of Article TENTH, this Article ELEVENTH or article TWELFTH of this Certificate of Incorporation; provided, however, that
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          this Article ELEVENTH shall not be applicable to the
          extent that the right of the National Association of REALTORS, an Illinois not-for-profit organization, to designate nominees to the Board of Directors of the Corporation ceases or is suspended pursuant to that certain RealSelect, Inc. Stockholders Agreement, dated as of November 26, 1996, by and among RIN, NetSelect, L.L.C., a Delaware limited liability company, and the Corporation.

     FOURTH:  Article TWELFTH shall be added to the Corporation's Certificate of
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Incorporation to read in its entirety as follows:

          TWELFTH: No action to be taken by the stockholders may be taken without a meeting unless it is approved by the written consent of all of the stockholders entitled to vote thereon.

     FIFTH:  The foregoing amendments were duly adopted in accordance with
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Section 242 of the General Corporation Law of the State of Delaware.

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          IN WITNESS WHEREOF, RealSelect, Inc. has caused this Certificate to be duly executed in its corporate name this 25/th/ day of November, 1996.

                                    REALSELECT, INC.

                                       /s/ Stuart Wolff
                                    __________________________________
                                    Name:  Stuart Wolff
                                    Title: Chief Executive Officer

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